Exhibit 99.1

Armstrong World Industries Announces Increase to Share Repurchase Program and Quarterly Dividend

LANCASTER, Pa., July 21, 2026 – Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that its Board of Directors has approved an additional $800 million authorization to repurchase shares under the Company's existing share repurchase program, increasing the total authorized amount under the program to $2.5 billion, and extending the program through Dec. 31, 2029.

In addition, the Board of Directors has declared a cash dividend of $0.339 per share of common stock. The dividend will be paid on Aug. 19, 2026, to shareholders on record as of the close of business on Aug. 5, 2026.

"I'm pleased to announce the Board’s approval of this $800 million increase in our share repurchase authorization which, along with our quarterly dividend, reflects the fundamental strength of our business model and its ability to consistently generate strong Adjusted Free Cash Flow," said Chris Calzaretta, SVP and CFO of Armstrong World Industries. "With our consistent approach to capital allocation and a healthy balance sheet, we are well-positioned for continued long-term shareholder value creation."

Pursuant to the share repurchase program, the Company may purchase shares of its common stock at times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. Repurchases under the program may be made through open market, block and privately-negotiated transactions, including Rule 10b5-1 plans. The expanded program, unless otherwise determined by the Board of Directors, does not obligate the Company to purchase any particular amounts of common stock and may be suspended or discontinued at any time without notice. The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240